EXHIBIT 99.1

3333 Holding Corporation and Subsidiary and Centex Development
Company, L.P. and Subsidiaries

3333 HOLDING CORPORATION AND SUBSIDIARY
AND CENTEX DEVELOPMENT COMPANY, L.P. AND SUBSIDIARIES

INTRODUCTORY STATEMENT

     In this Report, we refer to 3333 Holding Corporation and its subsidiary as Holding and to Centex Development Company, L.P. and its subsidiaries as the Partnership. Whenever we refer to Holding, we are also referring to its subsidiary, 3333 Development Corporation, or Development, a Nevada corporation which is the sole general partner of the Partnership, unless the context otherwise requires. Because the Partnership is a separate reporting entity under the Securities Exchange Act of 1934, or the Exchange Act, the information required by Form 10-K is separately included even though the Partnership may be deemed a subsidiary of Holding under the rules and regulations of the Securities and Exchange Commission promulgated pursuant to the Exchange Act. We have included information relating to both Holding and the Partnership in this Report as a single disclosure where applicable or appropriate. We have set forth all other information separately. You should consider information provided with respect to the Partnership as if it is also provided with respect to Holding to the extent appropriate.

RECENT DEVELOPMENTS

     On November 18, 2003, Centex Corporation, a Nevada corporation (“Centex”), 3333 Holding Corporation, a Nevada corporation (“Holding”) and Centex Development Company, L.P., a Delaware limited partnership (the “Partnership”), disclosed that Centex will seek stockholder approval to terminate the Nominee Agreement dated November 30, 1987, as amended (the “Nominee Agreement”), pursuant to which the beneficial interest in the Holding common stock and the warrants to purchase Class B Units of limited partnership interest in the Partnership trade in tandem with the Centex common stock. Holding is seeking stockholder approval of a series of transactions by which Holding and the partnership will become subsidiaries of Centex (the “Transaction”), which would constitute approval of the Agreements and Plans of Merger for both the Holding Merger (as defined below) and the Partnership Merger (as defined below).

     Centex and Holding also announced that in connection with the Transaction, Centex and its wholly-owned subsidiary, 3333 Acquisition Corporation, entered into an Agreement and Plan of Merger with Holding on November 17, 2003 pursuant to which 3333 Acquisition Corporation will merge with and into Holding, with Holding being the surviving entity and a subsidiary of Centex (the “Holding Merger”). Pursuant to the Holding Merger, the Holding common stock will be cancelled and payment will be made to the holders of the beneficial interests in the Holding common stock of an amount equal to $.01 per share of Centex common stock.

     Centex and the Partnership also announced that Centex and an indirect, wholly-owned partnership subsidiary, Centex Development Acquisition, L.P., entered into an Agreement and Plan of Merger with the Partnership on November 17, 2003 pursuant to which Centex Development Acquisition, L.P. will merge with and into the Partnership, with the Partnership being the surviving entity and an indirect subsidiary of Centex (the “Partnership Merger”). Pursuant to the Partnership Merger, the warrants to purchase Class B Units of limited partnership interests in the Partnership owned by Centex Stockholders will be cancelled and payment will be made to the holders of the beneficial interests in the warrants (other than those held by Centex) of an amount equal to $.01 per share of Centex common stock.

     Centex, Holding and the Partnership also announced that in connection with the Transaction, they and the Nominee entered into an Amendment to Nominee Agreement on November 17, 2003, which will allow them, subject to the affirmative vote of the stockholders of Centex and completion of the Holding Merger and Partnership Merger, to terminate the Nominee Agreement on the closing of the Transaction without a distribution of the beneficial interests in the Holding common stock or the warrants to purchase Class B Units of limited partnership interest in the Partnership.

     In connection with the proposed transactions referred to above, Centex and Holding will file a proxy statement that will incorporate by reference the combined financial statements of Holding and the Partnership. As a result of incorporation of the combined financial statements, this Current Report on Form 8-K is filed to restate the combined financial statements included in the Joint Annual Report on Form 10-K for the fiscal year ended March 31, 2003 to reflect subsequent property sales through September 30, 2003, as discontinued operations pursuant to Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”. All prior period amounts were restated, as appropriate, to reflect the reclassification of such discontinued operations.

SELECTED FINANCIAL DATA

Financial Highlights (Unaudited)
(Dollars in thousands, except per share/unit data)

	For the Years Ended March 31,

	2003	2002	2001	2000	1999

Revenues from Continuing Operations
3333 Holding Corporation and Subsidiary	$350	$1,611	$1,001	$607	$1,103
Centex Development Company, L.P. and Subsidiaries	$441,978	$373,544	$333,670	$374,552	$27,989
Combined Revenues from Continuing Operations	$442,103	$375,029	$333,671	$374,552	$28,379
Net Earnings (Loss) from Continuing Operations
3333 Holding Corporation and Subsidiary	$99	$1,337	$(746)	$(1,127)	$(1,385)
Centex Development Company, L.P. and Subsidiaries	$17,349	$13,756	$5,077	$1,009	$1,725
Combined Net Earnings (Loss) from Continuing Operations	$17,448	$15,093	$4,331	$(118)	$340
Net Earnings (Loss)
3333 Holding Corporation and Subsidiary	$99	$1,337	$(746)	$(1,127)	$(1,385)
Centex Development Company, L.P. and Subsidiaries	$29,263	$15,645	$5,362	$1,583	$1,815
Combined Net Earnings	$29,362	$16,982	$4,616	$456	$430
Total Assets
3333 Holding Corporation and Subsidiary	$3,231	$3,042	$3,253	$3,023	$2,522
Centex Development Company, L.P. and Subsidiaries	$642,933	$670,953	$488,281	$515,188	$113,233
Combined Assets	$640,684	$668,436	$484,650	$511,618	$112,176
Total Debt
3333 Holding Corporation and Subsidiary	$—	$—	$—	$—	$582
Centex Development Company, L.P. and Subsidiaries	$221,492	$289,126	$187,301	$323,740	$41,896
Combined Debt	$221,492	$289,126	$187,301	$323,740	$42,478
Net Earnings (Loss) from Continuing Operations
Per Share/Unit
3333 Holding Corporation and Subsidiary (shares)	$99	$1,337	$(746)	$(1,127)	$(1,385)
Centex Development Company, L.P. and Subsidiaries (units)	$72.11	$61.47	$72.28	$15.99	$31.72
Net Earnings (Loss) Per Share/Unit
3333 Holding Corporation and Subsidiary	$99	$1,337	$(746)	$(1,127)	$(1,385)
Centex Development Company, L.P. and Subsidiaries	$121.63	$69.91	$76.34	$25.08	$33.38
Average Shares/Units Outstanding
3333 Holding Corporation and Subsidiary (shares)	1,000	1,000	1,000	1,000	1,000
Centex Development Company, L.P. and Subsidiaries (units)	240,591	$223,788	70,235	63,116	54,377

Note that prior period amounts have been restated, where appropriate, to reflect the impact of reclassification of operating components currently classified as discontinued operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL YEAR 2003 COMPARED TO FISCAL YEAR 2002

     On a combined basis, our revenues from continuing operations were $442.1 million for the year ended March 31, 2003, a 17.9% increase over our revenues from continuing operations of $375.0 million for the same period last year. The revenue increase is primarily related to Corporate-Other’s sale of residential lots to Centex Homes and an increase in International Home Building’s unit closings, average unit sales price and revenues from the sale of certain land positions. However, the revenue increase was offset by a decline in Commercial Development’s and Multi-Family Communities’ sales revenues, although the decline was attributable to an accounting change as discussed below. Revenues from residential lot sales and land sales can vary significantly from period to period.

     Our operating earnings from continuing operations for the year ended March 31, 2003 were $21.6 million compared to $16.9 million for the same period last year. Our net earnings from continuing operations for the year ended March 31, 2003 were $17.4 million compared to $15.1 million for the same period last year. The increase in operating earnings and net earnings from continuing operations for the year ended March 31, 2003 is primarily related to an increase in International Home Building’s unit closings, average unit sales price and earnings from the sale of certain land positions, offset by a decline in Multi-Family Communities’ earnings from property sales.

     Our net earnings from discontinued operations for the year ended March 31, 2003 were $11.9 million. In accordance with Statement of Financial Accounting Standards No. 144, or SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for us beginning April 1, 2002, we now report assets as discontinued operations if such assets are held for sale (as defined by SFAS 144) or if such assets are sold in the current period. We sold ten such properties and classified eight other properties as assets held for sale during the year ended March 31, 2003. Land assets, and any other assets sold prior to adoption of SFAS 144, are reported in continuing operations.

     We continued to take advantage of the strong investor demand for quality properties, selling a number of matured assets and land positions during the year. It is not currently anticipated that any significant capital will be allocated to new business development. Instead, our focus going forward will be on completing and leasing up our existing portfolio and continuing to take advantage of strong investor demand. The International Home Building segment will remain a focus as we continue to build on momentum in this segment.

     Any reference herein to we, us or our includes 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. and subsidiaries.

INTERNATIONAL HOME BUILDING

     The following summarizes International Home Building’s results for the year ended March 31, 2003 compared to the same period last year (dollars in thousands, except per unit data):

	For the Years Ended March 31,

	2003		2002

		% of Revenues		% of Revenues
Revenues — Home Building	$352,007	93.7%	$283,295	97.6%
Revenues — Land Sales & Other	23,617	6.3%	7,111	2.4%
Cost of Sales — Home Building	(303,063)	(80.7%)	(245,065)	(84.4%)
Cost of Sales — Land Sales	(16,259)	(4.3%)	(5,945)	(2.0%)
General & Administrative Expenses	(33,372)	(8.9%)	(25,135)	(8.7%)

Operating Earnings	22,930	6.1%	14,261	4.9%
Interest	(2,538)	(0.7%)	(1,947)	(0.7%)

Earnings Before Income Taxes	$20,392	5.4%	$12,314	4.2%

		% Change		% Change
Units Closed	1,492	7.6%	1,387	11.6%
Unit Sales Price	$235,930	15.5%	$204,251	0.3%
Operating Earnings Per Unit	$15,369	4.8%	$10,358	65.8%
Backlog Units	425	90.6%	223	65.2%

     International Home Building’s revenues for the year ended March 31, 2003 increased by $85.2 million from revenues for the same period last year. This increase is comprised of $43.9 million from an increase in the average unit sales price, $24.8 million from an increase in the number of units closed and $16.5 million from increased sales of certain land positions. Home sales totaled 1,492 units during the year ended March 31, 2003 compared to 1,387 units during the same period in the preceding year, representing a 7.6% increase.

     International Home Building’s gross homebuilding margins increased for the year ended March 31, 2003 to 13.9% from 13.5% in the same period last year. This improvement in gross margins was primarily due to sales price increases, offset by increases in labor costs resulting from a shortage of skilled labor.

     International Home Building’s general and administrative expenses, as a percentage of revenues, increased to 8.9% for the year ended March 31, 2003 compared to 8.7% for the same period last year, primarily due to personnel additions and an increase in incentive compensation resulting from improved performance.

     International Home Building’s financial statements are affected by fluctuations in exchange rates. International Home Building, whose functional currency is the British pound sterling, translates its financial statements into U.S. dollars. Income statement accounts are translated using the average exchange rate for the period, except for significant, non-recurring transactions that are translated at the rate in effect as of the date of the transaction. For the years ended March 31, 2003 and 2002, respectively, the average exchange rate used for translation was 1.55 and 1.43, representing an increase of 7.9%.

     The backlog of homes sold but not closed at March 31, 2003 was 425 units, 90.6% more than the 223 units at the same point in the preceding year. We define backlog units as units that have been sold, as indicated by a signed contract, but not closed.

COMMERCIAL DEVELOPMENT

     The following summarizes Commercial Development’s results for the year ended March 31, 2003 compared to the same period last year (dollars and square feet in thousands):

	For the Years Ended March 31,

	2003	2002

Sales Revenues	$16,439	$20,597
Rental Income & Other Revenues	7,378	7,270
Cost of Sales	(8,334)	(16,750)
Selling, General & Administrative Expense	(6,871)	(5,291)
Interest	(2,282)	(2,258)

Operating Earnings Before Depreciation	6,330	3,568
Depreciation	(1,087)	(942)

Operating Earnings	5,243	2,626
Earnings from Discontinued Operations	10,171	1,889

Earnings Before Income Taxes	$15,414	$4,515

Operating Square Footage at March 31	2,106	2,586

     Commercial Development’s operations during the year ended March 31, 2003 included:

•	sale of five pad sites at the Vista Ridge retail project in Lewisville, Texas;

•	completion of shell construction for a 228,000 square foot industrial project in Grand Prairie, Texas;

•	completion of shell construction for a 58,000 square foot retail center in Lewisville, Texas; and

•	sale of approximately 246 acres of undeveloped land in The Colony and Lewisville, Texas.

     Commercial Development’s discontinued operations during the year ended March 31, 2003 included:

•	sale of a 40,000 square foot industrial building in Oxnard, California;

•	completion and sale of a 40,000 square foot office project in Lewisville, Texas;

•	sale of a 283,000 square foot industrial project in Tolleson, Arizona;

•	completion and sale of two industrial buildings totaling 93,000 square feet in Camarillo, California;

•	sale of six acres of undeveloped land and three buildings with a combined 134,000 square feet of office/industrial space in Pinellas Park, Florida;

•	exchange of a majority interest in a limited liability company owning a 123,000 square foot industrial building in Charlotte, North Carolina for a joint venture partner’s minority interests in various limited liability companies owning industrial buildings in Charlotte, North Carolina and Gardner, Massachusetts;

•	sale of two office buildings totaling 219,000 square feet in Plantation, Florida;

•	completion and sale of a 45,000 square foot industrial project in Oxnard, California; and

•	operation of eight industrial and office buildings in Massachusetts, Michigan and North Carolina.

     Sales revenues and cost of sales for fiscal 2003 reflect the sale of the five pad sites and 246 acres of land referred to above. Sales revenues and cost of sales for fiscal 2002 reflect the sale of two industrial projects and approximately two acres of land. Rental income and other revenues; selling, general and administrative expenses; interest expense and depreciation increased compared to the same period in the preceding year as a result of the increase in the average square footage of the operating portfolio. Fiscal 2003 results also include an impairment charge of approximately $1.0 million recorded in discontinued operations.

	For the Years Ended March 31,

	2003		2002

	(000's)	Weighted	(000's)	Weighted
	Rentable	Average	Rentable	Average
	Sq. Ft.	Occupancy	Sq. Ft.	Occupancy

Operating Properties

Industrial	1,704	79.4%	2,024	92.4%
Office/Medical	344	80.2%	562	88.3%
Retail	58	83.2%	—	—

	2,106	79.6%	2,586	91.5%

	(000's)	(000's)
	Rentable	Rentable
	Sq. Ft.	Sq. Ft.

Projects Under Development

Industrial	62	308
Office/Medical	—	40
Retail	138	194

	200	542

MULTI-FAMILY COMMUNITIES

     The following summarizes the results of Multi-Family Communities for the year ended March 31, 2003 compared to the same period last year (dollars in thousands):

	For the Years Ended March 31,

	2003	2002

Revenues	$6,171	$53,944
Cost of Sales	(4,703)	(46,866)
Selling, General & Administrative Expenses	(2,982)	(3,923)

Operating Earnings (Loss)	(1,514)	3,155
Earnings from Discontinued Operations	1,743	—

Earnings Before Income Taxes	$229	$3,155

     During the year ended March 31, 2003, Multi-Family Communities’ revenues from continuing operations consisted of development and related fees on various development projects, an earn-out payment related to the prior sale of a 382-unit rental apartment complex in St. Petersburg, Florida and revenues from the sale of five acres of the Upper Landing project in Saint Paul, Minnesota. During the year ended March 31, 2002, Multi-Family Communities closed on the sale of a 400-unit apartment complex in Grand Prairie, Texas, a 382-unit apartment complex in St. Petersburg, Florida and the sale of 12 acres of land in Lewisville, Texas to Centex Homes.

     Multi-Family Communities’ discontinued operations during the year ended March 31, 2003 consisted of the sale of a 323-unit rental apartment project in Lewisville, Texas.

     As of March 31, 2003, Multi-Family Communities owns 661 rental apartment units under construction in Florida and Texas and is developing an additional 734 rental apartment units in Texas for unaffiliated owners. Multi-Family Communities is also redeveloping a 21-acre site in downtown Saint Paul, Minnesota into a mixed-use project containing “for sale” and “for rent” housing units and related retail. As of March 31, 2003, ten acres has been utilized for project infrastructure and five acres had been sold to Centex Homes and third-party developers.

     Effective April 1, 2003, the operations of Multi-Family Communities were restructured. The responsibilities for day-to-day operations, including the completion, leasing and sale of the projects discussed above, have been assumed by personnel within the Corporate-Other segment. The future operations of remaining projects will be reflected in the Corporate-Other segment. Fiscal year 2003 results include a $574 thousand restructuring charge.

CORPORATE-OTHER

     The following summarizes the results of Corporate-Other for the year ended March 31, 2003, compared to the same period last year (dollars in thousands):

	For the Years Ended March 31,

	2003	2002

Revenues	$36,491	$2,812
Cost of Sales	(32,882)	(1,209)
Selling, General & Administrative Expenses	(3,726)	(2,013)
Interest Expense	(2,364)	(835)

Operating Loss	$(2,481)	$(1,245)

     Our Corporate-Other segment acquires and disposes of land and other assets that are not identified with another specific business segment. Fiscal 2003 revenues consist primarily of sales revenues, fees and other revenues derived from sales of residential lots to Centex Homes. Fiscal 2002 revenues included $1.8 million from sales of residential lots to Centex Homes and fees related to agreements to sell residential lots to Centex Homes, $0.5 million from the sale of commercial land in Allen, Texas, $0.4 million from the sale of a residential lot in Dallas, Texas and $0.1 million from miscellaneous sources.

     Selling, general and administrative expenses increased compared to the same period in the preceding year due to the addition of internal legal and marketing personnel and increased real estate taxes related to residential lots. Interest expense increased primarily as a result of debt incurred to finance the purchase of these residential lots.

FISCAL YEAR 2002 COMPARED TO FISCAL YEAR 2001

     On a combined basis, revenues from continuing operations for the Partnership and Holding for fiscal year 2002 totaled $375.0 million compared to $333.7 million for the prior fiscal year. The Partnership and Holding had combined net earnings for fiscal 2002 of $17.0 million compared to combined net earnings of $4.6 million in fiscal 2001.

INTERNATIONAL HOME BUILDING

     The following summarizes International Home Building’s results for the two-year period ended March 31, 2002 (dollars in thousands):

	For the Years Ended March 31,

	2002	2001

Revenues	$290,406	$252,487
Cost of Sales	(251,010)	(222,634)
General & Administrative Expenses	(25,135)	(22,085)
Interest Expense	(1,947)	(7,802)

Operating Earnings (Loss)	$12,314	$(34)

Units Closed	1,387	1,243

     In connection with the purchase of this segment by the Partnership, the seller received $219.0 million in non-interest-bearing promissory notes due April 1, 2001 and retained preferred non-voting shares in Fairclough that entitled the seller to receive the net after-tax earnings of Fairclough until March 31, 2001. During fiscal 2001, Fairclough generated after-tax earnings totaling $7.8 million. The Partnership has accounted for the non-interest-bearing debt and nominal residual value preferred shares as if they were a single debt instrument. Accordingly, the Partnership recorded distributions attributable to the preferred shares as interest expense in the accompanying financial statements. After taxes, International Home Building generated earnings of $10.5 million and $0.2 million for fiscal 2002 and 2001, respectively.

     International Home Building’s revenues for the fiscal year ended March 31, 2002 increased by $37.9 million from revenues for the same period last year. The increase is primarily attributable to an increase in unit completions.

     Home sales totaled 1,387 units during the fiscal year ended March 31, 2002 compared to 1,243 units during the same period in the preceding year, representing a 12% increase. The backlog of homes sold but not closed at March 31, 2002 was 223 units, 65% more than the 135 units at the same point in the preceding year. We define backlog units as units that have been sold, as indicated by a signed contract, but not closed.

     The events of September 11, 2001 had an adverse impact on Fairclough’s operations, particularly in its Southern Home Counties division, a high-end home market around London that has a significant expatriate community. Fairclough responded to a decline in sales rates by increasing marketing efforts, purchase incentives and price discounting.

COMMERCIAL DEVELOPMENT

     The following summarizes Commercial Development’s results for the two-year period ended March 31, 2002 (dollars and square footage in thousands):

	For the Years Ended March 31,

	2002	2001

Sales Revenues	$20,597	$22,144
Rental and Other Income	7,270	5,298
Cost of Sales	(16,750)	(18,398)
Selling, General & Administrative Expenses	(5,291)	(4,458)
Interest Expense	(2,258)	(1,924)

Operating Earnings before Depreciation	3,568	2,662
Depreciation	(942)	(794)

Operating Earnings	2,626	1,868
Earnings from Discontinued Operations	1,889	285

Earnings Before Income Taxes	$4,515	$2,153

Operating Square Footage at March 31	2,586	1,541

Commercial Development’s operations during fiscal 2002 included:

•	completion of six projects totaling 1,037,000 square feet of industrial, medical and office space located in Arizona, California, Michigan, Mississippi and North Carolina;

•	initiation of construction on six projects totaling 542,000 square feet of industrial, office and retail space located in California and Texas;

•	acquisition of a 113,000 square foot existing industrial project in Ventura County, California, together with 16 acres of adjacent undeveloped land;

•	sale of a 132,500 square foot industrial project and an 86,000 square foot industrial project in Ventura County, California;

•	sale of a partnership interest in a partnership owning 0.6 acres of land in Dallas, Texas;

•	sale of approximately 1.8 acres of land in Ventura County, California and

•	sale of a joint venture interest in a medical office building in Rowlett, Texas.

Commercial Development’s operations during fiscal 2001 included:

•	completion of eight buildings totaling 856,000 square feet of office and industrial space located in Florida, California, Texas and North Carolina;

•	initiation of construction on six new projects totaling 929,000 square feet of office and industrial space in Michigan, California and North Carolina;

•	acquisition of a 134,500 square foot existing industrial building in Charlotte, North Carolina;

•	sale of five industrial buildings totaling 485,000 square feet in Ventura County, California and

•	sale of five acres of land in Lewisville, Texas.

     Sales Revenues and Cost of Sales for fiscal 2002 reflect the sale of two industrial projects and the sale of approximately two acres of land. Sales Revenues and Cost of Sales for fiscal 2001 reflect the sale of an industrial project in California and the sale of land in Texas and California. Rental and Other Income increased in fiscal 2002 as a result of an increase in the number of operating properties. Selling, general and administrative expenses, interest expense and depreciation also increased for fiscal 2002 as a result of an increase in the number of operating properties.

	For the Years Ended March 31,

	2002		2001

	(000's)	Weighted	(000's)	Weighted
	Rentable	Average	Rentable	Average
	Sq. Ft.	Occupancy	Sq. Ft.	Occupancy

Operating Properties

Industrial	2,024	92.4%	1,046	94.3%
Office/Medical	562	88.3%	495	95.7%

	2,586	91.5%	1,541	94.7%

	(000's)	(000's)
	Rentable	Rentable
	Sq. Ft.	Sq. Ft.

Projects Under Development

Industrial	308	677
Office/Medical	40	55
Retail	194	—

	542	732

MULTI-FAMILY COMMUNITIES

     The following summarizes the results of Multi-Family Communities, which was formerly known as Multi-Family Development, for the two-year period ended March 31, 2002 (dollars in thousands):

	For the Years Ended March 31,

	2002	2001

Revenues	$53,944	$1,664
Cost of Sales	(46,866)	—
Selling, General & Administrative Expenses	(3,923)	(2,399)

Operating Earnings (Loss)	$3,155	$(735)

     During fiscal 2002, Multi-Family Communities closed on the sale of a 400-unit apartment complex located in Grand Prairie, Texas, a 382-unit apartment complex in St. Petersburg, Florida and the sale of 12 acres of land in Lewisville, Texas to Centex Homes.

     Revenues for fiscal 2001 resulted from the sale of a 172-apartment community in College Station, Texas, that Multi-Family Communities owned in a joint venture with an unaffiliated developer, and the receipt of an earn-out payment related to the fiscal 2000 sale of a 304-unit apartment community in The Colony, Texas.

CORPORATE-OTHER

     The following summarizes the results of Corporate-Other, which was formerly known as Land Sales and Other, for the two-year period ended March 31, 2002 (dollars in thousands):

	For the Years Ended March 31,

	2002	2001

Revenues	$2,812	$21,774
Cost of Sales	(1,209)	(20,578)
General & Administrative Expenses	(2,013)	(1,047)
Interest Expense	(835)	—

Operating (Loss) Earnings	$(1,245)	$149

     The Partnership’s Corporate-Other segment acquires and disposes of land and other assets of the Partnership not identified with another specific business segment. Fiscal 2002 revenues included $1.8 million from sales of residential lots to Centex Homes and fees related to agreements to sell residential lots to Centex Homes, $0.5 million from the sale of commercial land in Allen, Texas, $0.4 million from the sale of a residential lot in Dallas, Texas and $0.1 million from miscellaneous sources. Fiscal 2001 revenues from the sale of real estate totaled $21.1 million, which resulted from the sale of the Domestic Homebuilding operations to Centex Homes at book value, which approximated market value.

LIQUIDITY AND CAPITAL RESOURCES

     We finance land acquisition and development activities primarily from financial institution borrowings, equity contributions from third-party investors in project-specific joint ventures, seller financing, issuance of Class C limited partnership units to Centex affiliates and cash flow from operations, which is comprised largely of proceeds from the sale of real estate and operating projects.

     We typically finance properties under development through short-term variable and fixed-rate secured construction loans, and to a limited extent depending on the timing of the project construction, cash flow from operations. Construction loans totaled $74.0 million at March 31, 2003. Under the terms of various construction loan agreements, we are required to maintain certain minimum liquidity and net worth levels. At March 31, 2003, we were in compliance with these covenants.

     Permanent commercial project loans outstanding at March 31, 2003 totaled $46.2 million compared to $76.6 million at March 31, 2002. The project loans are collateralized by completed commercial properties and have original terms ranging from ten to twenty-two years with fixed interest rates ranging from 7.20% to 8.72%. These loans are non-recourse to the Partnership and its subsidiaries.

     Seller-financed land loans of $57.1 million were obtained during fiscal 2002. Outstanding balances on seller-financed loans at March 31, 2003 totaled $32.1 million, with terms of up to three years and fixed interest rates ranging from 8.00% to 9.50%. These loans are non-recourse to the Partnership and its subsidiaries.

     The International Home Building segment has secured a revolving bank credit facility of 100 million in British pounds sterling. This facility expires in April 2006, and may be extended for up to two years with lender approval. Advances under this facility totaled £44.0 million, or $69.3 million, at March 31, 2003.

Under the terms of this facility, the International Home Building segment is required to maintain certain leverage and interest coverage ratios and a minimum tangible net worth. At March 31, 2003, the International Home Building segment was in compliance with all of these covenants.

     We believe that the revenues, earnings and liquidity from the sale of single-family homes, land sales, the sale and permanent financing of development projects and issuance of Class C units will be sufficient to provide the necessary funding for our current and future needs.

CERTAIN OFF-BALANCE-SHEET AND OTHER OBLIGATIONS

     The following is a summary of certain off-balance-sheet arrangements and other obligations and their possible effects on our liquidity and capital resources.

Joint Ventures

     We conduct certain operations through our participation in joint ventures in which we hold less than a majority interest. These non-consolidated joint ventures had total debt outstanding of approximately $35.8 million as of March 31, 2003 and $16.1 million as of March 31, 2002. Our liability for the obligations of these non-consolidated joint ventures is limited to approximately $7.5 million as of March 31, 2003.

Letters of Credit, Guarantees and Leases

     At March 31, 2003, we had outstanding performance bonds and bank guarantees of $28.0 million that relate to projects undertaken by International Home Building and development obligations of International Home Building.

     To obtain construction financing for commercial and multi-family projects being developed by our subsidiaries, we are often required to guarantee, for the benefit of the construction lender, the completion of the project. In some instances, we have also executed recourse payment guarantees. At March 31, 2003, our subsidiaries had outstanding letters of credit of $3.9 million that primarily relate to development obligations of Multi-Family Communities.

     We expect that our subsidiaries will satisfy their loan and other contractual obligations in the ordinary course of business and in accordance with applicable contractual terms. As that occurs, our liability exposure will be decreased and, eventually, we will not have any continuing obligations with respect to these projects.

     We have no material capital or operating leases.

CRITICAL ACCOUNTING POLICIES

     Some of our critical accounting policies require the use of judgment in their application or require estimates of inherently uncertain matters. Although our accounting policies are in compliance with generally accepted accounting principles, a change in the facts and circumstances of the underlying transactions could significantly change the application of the accounting policies and the resulting financial statement impact. Listed below are those policies that we believe are critical and require the use of complex judgment in their application.

Goodwill

     We adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142, effective April 1, 2001. Upon the adoption of SFAS No. 142, goodwill is no longer subject to amortization. Rather, goodwill is subject to an assessment, at least annually, for impairment by applying a fair value based test. If the carrying amount exceeds the fair value, an impairment exists. We continually evaluate whether events and circumstances have occurred that indicate that the remaining balance of goodwill may not be recoverable. In evaluating impairment, we estimate the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. If the goodwill is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the goodwill exceeds the fair value of the future cash flows.

Impairment of Long-Lived Assets

     We account for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles, which includes our inventories, real estate investments and property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement was effective for us beginning April 1, 2002.

     Due to the adoption of SFAS 144, we now report assets identified subsequent to March 31, 2002 as held for sale (as defined by SFAS 144), if any, and any such assets sold in the current period, as discontinued operations. All results of these discontinued operations, less applicable income taxes, are included as discontinued operations in the statements of operations. Prior periods are restated for comparative purposes. Land assets, and any other assets sold prior to adoption of SFAS 144, are reported in continuing operations.

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45, which requires certain guarantees to be recorded at fair value. FIN 45 also requires a guarantor to make certain disclosures about guarantees, including product warranties, even when the likelihood of making any payments under the guarantee is remote. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions are applicable only for guarantees issued or modified after December 31, 2002. The implementation of FIN 45 did not have a material impact on our results of operations or financial position.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

Certain disclosure requirements of FIN 46 are effective for financial statements of interim or annual periods issued after January 31, 2003. FIN 46 applies immediately to variable interest entities created, or in which an enterprise obtains an interest, after January 31, 2003. For certain variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies to interim or annual periods ending after March 15, 2004. As discussed in Note (B), “Organization,” of our Notes to Condensed Combining Financial Statements, Centex indirectly holds 100% of the Partnership’s Class A and Class C Units. The manner in which Centex reports its interest in the Partnership may be affected by this interpretation. Centex and the Companies are in the process of assessing the impact FIN 46 will have on their respective financial statements.

FORWARD-LOOKING STATEMENTS

     The Business, Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when we are discussing our beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward-looking statements. In addition to the specific uncertainties discussed elsewhere in this Report, the following risks and uncertainties may affect the actual performance and results of operations of the Companies:

•	Our homebuilding, commercial, multi-family and land sales operations are somewhat cyclical and sensitive to changes in economic conditions, including levels of employment, consumer confidence and income, availability of financing, interest rate levels and changes in the economic condition of the local markets in which we operate.

•	Our homebuilding, commercial, multi-family and land sales operations are also subject to other risks and uncertainties, including seasonal variations, adverse weather conditions, the availability of adequate land in desirable locations, the cost and availability of labor and construction materials, labor disputes, the general demand for housing and new construction and the resale market for existing homes.

•	All of our businesses operate in very competitive environments, which are characterized by competition from a number of other homebuilders, developers and landowners in each of the markets in which we operate.

•	We are subject to various federal, state and local statutes, rules and regulations that could affect our businesses, including those concerning zoning, construction, protecting the environment and health. In addition, our businesses could be affected by changes in federal income tax policy, federal mortgage loan financing programs and by other changes in regulation or policy.

     Other risks and uncertainties may also affect the outcome of the actual performance and results of operations of the Partnership and Holding.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Partnership has utilized both short-term and long-term debt in its financing strategy. The Partnership’s financial position is exposed to fluctuations in variable interest rates for loans obtained by its subsidiaries and joint ventures.

     For fixed-rate debt, changes in interest rates do not affect the Partnership’s earnings or cash flows. Conversely, for variable-rate debt, changes in interest rates do affect the Partnership’s future earnings and cash flows. At March 31, 2003, the Partnership, through its subsidiaries and joint ventures, had $46.2 million in fixed-rate permanent debt with a weighted-average interest rate of 8.10%. The permanent debt has monthly principal and interest debt service and has maturities ranging from 2009 to 2023. In addition, the Partnership, through its subsidiaries and joint ventures, had $47.8 million in other fixed-rate debt at March 31, 2003 with maturities ranging from fiscal 2004 to fiscal 2006. Also at March 31, 2003, the Partnership, through its subsidiaries and joint ventures, had $127.5 million in variable-rate loans. If interest rates increased 100 basis points, the annual effect to the Partnership’s financial position and cash flows would be less than $1.0 million based on the balances outstanding at March 31, 2003. We cannot determine future fluctuations in interest rates. Accordingly, actual results from interest rate fluctuation could differ from the estimate presented above.

     Fairclough has entered into an interest rate swap agreement on a portion of its variable rate debt, which, in effect, fixes the interest rate on approximately 80% of its debt outstanding at March 31, 2003. In addition, Fairclough has issued promissory notes and incurred bank debt payable in British pounds sterling. As of March 31, 2003, the Partnership had not utilized any forward or option contracts on foreign currencies or commodities, or other types of derivative financial instruments, to mitigate any of the associated foreign currency exchange rate risk.

     Pursuant to leases signed over the last several years, a single tenant leases 1,029,000 square feet, or approximately 49%, of the Partnership’s current commercial projects. Fiscal 2003 revenues from this tenant were approximately 30% of total rental revenues from commercial projects.

     Various Centex affiliates lease, pursuant to leases signed over the last several years, an aggregate of 157,000 square feet, or approximately 7%, of the Partnership’s current commercial projects. Various Centex affiliates also leased space in two commercial projects that were sold during fiscal 2003. Fiscal 2003 revenues from these Centex affiliates were approximately 24% of total rental revenues from commercial projects, and approximately 70% of total rental revenues from continuing operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

3333 Holding Corporation and Subsidiary and Centex Development
Company, L.P. and Subsidiaries

3333 Holding Corporation and Subsidiary
and Centex Development Company, L.P. and Subsidiaries
Combining Balance Sheets
(Dollars in thousands)

	March 31,

	2003	2002	2003	2002	2003	2002

			Centex Development		3333 Holding
			Company, L.P. and		Corporation and
	Combined		Subsidiaries		Subsidiary

Assets
Cash and Cash Equivalents	$5,113	$22,538	$5,105	$22,529	$8	$9
Receivables-
Affiliates	—	—	4,289	4,368	—	—
Centex Corporation and Subsidiaries	7,793	—	7,793	—	—	—
Notes	5,885	—	5,885	—	—	—
Other	17,041	7,157	16,780	7,086	261	71
Inventories-
Housing Projects	349,489	317,186	349,489	317,186	—	—
Land Held for Development and Sale	47,319	88,138	47,319	88,138	—	—
Commercial and Multi-Family Projects Under Development	49,993	28,318	49,993	28,318	—	—
Investments-
Commercial Properties, net	49,790	34,718	49,790	34,718	—	—
Real Estate Joint Ventures	3,973	5,353	3,973	5,353	—	—
Affiliate	—	—	—	—	1,191	1,191
Assets Held for Sale	55,496	118,622	55,496	118,622	—	—
Property and Equipment, net	2,308	3,212	2,308	3,212	—	—
Other Assets-
Goodwill, net	30,698	27,799	30,698	27,799	—	—
Deferred Charges and Other	15,786	15,395	14,015	13,624	1,771	1,771

	$640,684	$668,436	$642,933	$670,953	$3,231	$3,042

Liabilities, Stockholders’ Equity and Partners’ Capital
Accounts Payable and Accrued Liabilities-
Affiliates	$—	$—	$—	$—	$4,289	$4,368
Centex Corporation and Subsidiaries	—	7,061	—	7,061	—	—
Other	128,129	105,442	127,967	105,449	211	42
Liabilities Related to Assets Held for Sale	46,208	95,837	46,208	95,837	—	—
Notes Payable	177,499	197,949	177,499	197,949	—	—
Stockholders’ Equity and Partners’
Capital-Stock and Stock/Class B Unit Warrants	501	501	500	500	1	1
Capital in Excess of Par Value	800	800	—	—	800	800
Retained Earnings (Deficit)	(2,070)	(2,169)	—	—	(2,070)	(2,169)
Partners’ Capital	273,180	264,994	274,322	266,136	—	—
Accumulated Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	16,903	(2,367)	17,291	(2,367)	—	—
Unrealized Gain (Loss) on Hedging Instruments	(466)	388	(854)	388	—	—

Total Stockholders’ Equity and Partners’ Capital	288,848	262,147	291,259	264,657	(1,269)	(1,368)

	$640,684	$668,436	$642,933	$670,953	$3,231	$3,042

See Notes to Combining Financial Statements.

Transactions between Centex Development Company, L.P. and Subsidiaries and 3333 Holding Corporation and Subsidiary have been eliminated.

3333 Holding Corporation and Subsidiary
and Centex Development Company, L.P. and Subsidiaries
Combining Statements of Operations
(Dollars in thousands, except per share/unit data)

	For the Years Ended March 31,

	2003	2002	2001	2003	2002	2001	2003	2002	2001

							3333 Holding
				Centex Development Company			Corporation and
	Combined			L.P. and Subsidiaries			Subsidiary

Revenues
Real Estate Sales	$427,964	$364,162	$328,362	$427,964	$364,162	$328,362	$—	$—	$—
Interest and Other Income	14,139	10,867	5,309	14,014	9,382	5,308	350	1,611	1,001

	442,103	375,029	333,671	441,978	373,544	333,670	350	1,611	1,001

Costs and Expenses
Cost of Real Estate Sold	365,241	315,835	285,612	365,241	315,835	285,612	—	—	—
Selling, General and Administrative Expenses	46,118	35,786	30,686	46,092	35,638	29,977	251	274	1,709
Interest	7,184	5,046	9,726	7,184	5,046	9,726	—	—	—
Depreciation and Amortization	1,920	1,512	3,558	1,920	1,512	3,520	—	—	38

	420,463	358,179	329,582	420,437	358,031	328,835	251	274	1,747

Earnings (Loss) from Continuing Operations Before Income Taxes	21,640	16,850	4,089	21,541	15,513	4,835	99	1,337	(746)
Income Taxes	4,192	1,757	(242)	4,192	1,757	(242)	—	—	—

Net Earnings (Loss) from Continuing Operations	17,448	15,093	4,331	17,349	13,756	5,077	99	1,337	(746)
Discontinued Operations:
Earnings from Discontinued Operations (Including Gain on Sale of $11,754 for the year ended March 31, 2003)	11,914	1,889	285	11,914	1,889	285	—	—	—

Net Earnings	$29,362	$16,982	$4,616	$29,263	$15,645	$5,362	$99	$1,337	$(746)

Net Earnings Allocable to Limited Partner				$29,263	$15,645	$5,362

Earnings from Continuing Operations Per Unit/Share				$72.11	$61.47	$72.28	$99	$1,337	$(746)
Earnings from Discontinued Operations Per Unit/Share				49.52	8.44	4.06	—	—	—

Net Earnings (Loss) Per Unit/Share				$121.63	$69.91	$76.34	$99	$1,337	$(746)

Weighted-Average Units/ Shares Outstanding				240,591	223,788	70,235	1,000	1,000	1,000

See Notes to Combining Financial Statements.

Transactions between Centex Development Company, L.P. and Subsidiaries and 3333 Holding Corporation and Subsidiary have been eliminated.

3333 Holding Corporation and Subsidiary
and Centex Development Company, L.P. and Subsidiaries
Combining Statements of Cash Flows
(Dollars in thousands)

	March 31

	2003	2002	2001

	Combined

Cash Flows — Operating Activities
Net Earnings (Loss)	$29,362	$16,982	$4,616
Adjustments-
Depreciation	4,531	3,414	4,089
Amortization	932	691	751
Deferred Tax Provision (Benefit)	1,257	(1,262)	—
Equity in Earnings from Joint Ventures	(539)	(161)	(394)
Decrease in Restricted Cash	—	—	1,915
(Increase) Decrease in Receivables	(16,893)	2,716	133
(Increase) Decrease in Notes Receivable	(5,885)	14	3,117
Decrease (Increase) in Inventories	31,345	(103,403)	(36,126)
Decrease (Increase) in Commercial Properties	29,892	(51,780)	(24,143)
(Increase) Decrease in Other Assets	(7)	(8,108)	(7,895)
Increase (Decrease) in Payables and Accruals	2,960	35,483	(25,571)

	76,955	(105,414)	(79,508)

Cash Flows — Investing Activities
Decrease (Increase) in Advances to Joint Ventures and Investment in Affiliate	1,919	(2,493)	290
Disposals (Additions) of Property and Equipment, net	525	(236)	(633)

	2,444	(2,729)	(343)

Cash Flows — Financing Activities
(Decrease) Increase in Notes Payable-
Centex Corporation and Subsidiaries	—	—	—
Other	(76,840)	101,676	(114,318)
Issuance of Class C Units	—	26,378	142,268
Preference Payments	(21,077)	—	—

	(97,917)	128,054	27,950

Effect of Exchange Rate Changes on Cash	1,093	(407)	(1,464)

Net (Decrease) Increase in Cash	(17,425)	19,504	(53,365)
Cash and Cash Equivalents at Beginning of Year	22,538	3,034	56,399

Cash and Cash Equivalents at End of Year	$5,113	$22,538	$3,034

See Notes to Combining Financial Statements.

Transactions between Centex Development Company, L.P. and Subsidiaries and 3333 Holding Corporation and Subsidiary have been eliminated.

3333 Holding Corporation and Subsidiary
and Centex Development Company, L.P. and Subsidiaries
Combining Statements of Cash Flows
(Dollars in thousands)

March 31,			March 31,

2003	2002	2001	2003	2002	2001

Centex Development			3333 Holding
Company, L.P. and			Corporation and
Subsidiaries			Subsidiary

$29,263	$15,645	$5,362	$99	$1,337	$(746)
4,531	3,414	4,051	—	—	38
932	691	751	—	—	—
1,257	(1,262)	—	—	—	—
(539)	(161)	(394)	—	—	—
—	—	1,915	—	—	—
(16,703)	2,787	128	(190)	(71)	5
(5,885)	14	3,117	—	—	—
31,345	(105,299)	(35,767)	—	1,896	(359)
29,892	(51,780)	(24,143)	—	—	—
(7)	(6,437)	(7,970)	—	(1,671)	75
2,870	37,031	(26,547)	90	(1,548)	976

76,956	(105,357)	(79,497)	(1)	(57)	(11)

1,919	(2,493)	290	—	—	—
525	(297)	(633)	—	61	—

2,444	(2,790)	(343)	—	61	—

—	—	—	—	—	—
(76,840)	101,676	(114,318)	—	—	—
—	26,378	142,268	—	—	—
(21,077)	—	—	—	—	—

(97,917)	128,054	27,950	—	—	—

1,093	(407)	(1,464)	—	—	—

(17,424)	19,500	(53,354)	(1)	4	(11)
22,529	3,029	56,383	9	5	16

$5,105	$22,529	$3,029	$8	$9	$5

3333 Holding Corporation and Subsidiary
and Centex Development Company, L.P. and Subsidiaries
Combining Statements of Stockholders’ Equity and Partners’ Capital
(Dollars in thousands)

	Centex Development Company, L.P.				3333 Holding
	and Subsidiaries				Corporation and Subsidiary

		Class B	General	Limited		Capital In	Retained
		Unit	Partners'	Partners'	Stock	Excess of	Earnings
	Combined	Warrants	Capital	Capital	Warrants	Par Value	(Deficit)

Balance at March 31, 2000	$69,185	$500	$1,142	$70,644	$1	$800	$(2,760)
Issuance of Class C Units	146,112	—	—	146,112	—	—	—
Net Earnings	4,616	—	—	5,362	—	—	(746)
Other Comprehensive Loss	(4,100)	—	—	(4,100)	—	—	—

Comprehensive Income	516

Balance at March 31, 2001	215,813	500	1,142	218,018	1	800	(3,506)
Issuance of Class C Units	27,135	—	—	27,135	—	—	—
Net Earnings	16,982	—	—	15,645	—	—	1,337
Other Comprehensive Income	2,217	—	—	2,217	—	—	—

Comprehensive Income	19,199

Balance at March 31, 2002	262,147	500	1,142	263,015	1	800	(2,169)
Preference Payments	(21,077)	—	—	(21,077)	—	—	—
Net Earnings	29,362	—	—	29,263	—	—	99
Other Comprehensive Income	18,416	—	—	18,416	—	—	—

Comprehensive Income	47,778

Balance at March 31, 2003	$288,848	$500	$1,142	$289,617	$1	$800	$(2,070)

See Notes to Combining Financial Statements.

Transactions between Centex Development Company, L.P. and Subsidiaries and 3333 Holding Corporation and Subsidiary have been eliminated.

3333 Holding Corporation and Subsidiary
and Centex Development Company, L.P. and Subsidiaries
Notes to Combining Financial Statements
(Dollars in thousands, except per share/unit data)

(A) BASIS OF PRESENTATION

     The accompanying combining financial statements include the accounts of 3333 Holding Corporation (“Holding”) and subsidiary and Centex Development Company, L.P. (the “Partnership”) and subsidiaries (collectively, the “Companies”) as of March 31, 2003 and 2002 and results of operations for each of fiscal 2003, 2002 and 2001 after elimination of all significant intercompany balances and transactions. The financial statements of the Partnership and subsidiaries are included in the combined statements since Development, as general partner of the Partnership, is able to exercise effective control over the Partnership. See Note (Q), “Subsequent Events.”

(B) ORGANIZATION

     The Partnership is a master limited partnership formed by Centex Corporation and subsidiaries (“Centex”) in March 1987 to broaden the range of business activities that may be conducted for the benefit of Centex’s stockholders to include general real estate development. Centex believed that this expansion would improve stockholder value through longer-term real estate investments, real estate developments and the benefits of the partnership form of business.

     The Partnership is authorized to issue three classes of limited partnership interest. Centex Corporation indirectly holds 100% of the Partnership’s Class A and Class C limited partnership units (“Class A Units” and “Class C Units,” respectively), which are collectively convertible into 20% of the Partnership’s Class B limited partnership units (“Class B Units”). The Partnership may issue additional Class C Units in connection with the acquisition of real property and other assets. No Class B Units have been issued. However, the stockholders of Centex hold warrants to purchase approximately 80% of the Class B Units. The warrants are held through a nominee arrangement and trade in tandem with the common stock of Centex.

     As holder of the Class A and Class C Units, Centex is entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of its capital contributions to the Partnership, adjusted for cash and other distributions representing a return of capital. As of March 31, 2003, these adjusted capital contributions, or Unrecovered Capital, were $241.1 million. Preference payments in arrears totaled $42.0 million after a preference payment of $21.1 million on March 31, 2003.

     The Partnership is managed by its general partner, 3333 Development Corporation, a wholly-owned subsidiary of Holding. The common stock of Holding is held by the stockholders of Centex through a nominee arrangement and trades in tandem with the common stock of Centex. The stockholders of Centex elect the four-person board of directors of Holding, three of whom are independent outside directors who are not directors, affiliates or employees of Centex. Thus, through Holding, the stockholders of Centex control the general partner of the Partnership. The general partner, through its independent board and the independent board of Holding, including its non-executive Chairman, oversees the Partnership’s activities, including the acquisition, development, maintenance, operation and sale of properties. Consent of the limited partners for the activities of the Partnership is not required, and the limited partners cannot remove the general partner. As a result, Centex accounts for its limited partnership interest in the Partnership using the equity method of accounting for investments.

     Supplementary condensed combined financial statements of Centex and subsidiaries, Holding and subsidiary, and the Partnership and subsidiaries are set forth below. For additional information on Centex and subsidiaries, you should refer to the separate financial statements and related footnotes included elsewhere in this Report.

Supplementary Condensed Combined Balance Sheets of Centex and Subsidiaries, Holding and Subsidiary and Partnership and Subsidiaries

	March 31,

	2003	2002

Assets
Cash and Cash Equivalents	$474,891	$241,407
Restricted Cash	172,321	106,270
Receivables	5,633,905	4,064,240
Inventories	3,982,880	3,142,332
Investments in Joint Ventures and Other	106,250	99,962
Assets Held for Sale and Discontinued Operations	165,860	247,113
Property and Equipment, net	683,473	701,419
Other Assets	750,585	781,940

	$11,970,165	$9,384,683

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$1,794,261	$1,514,685
Liabilities Related to Assets Held for Sale and Discontinued Operations	65,643	126,401
Short-term Debt	1,027,182	525,800
Long-term Debt	6,255,016	4,945,353
Minority Stockholders’ Interest	170,217	155,671
Stockholders’ Equity	2,657,846	2,116,773

	$11,970,165	$9,384,683

Supplementary Condensed Combined Statements of Earnings of Centex and Subsidiaries, Holding and Subsidiary and Partnership and Subsidiaries

	For the Years Ended March 31,

	2003	2002	2001

Revenues	$9,304,091	$7,949,576	$6,911,502
Costs and Expenses	8,558,195	7,362,316	6,454,296
Earnings from Unconsolidated Entities	45,889	31,761	5,059

Earnings Before Income Taxes	791,785	619,021	462,265
Income Taxes	244,754	238,432	163,374

Net Earnings From Continuing Operations	547,031	380,589	298,891
Earnings (Loss) From Discontinued Operations	8,888	1,637	(16,914)

Net Earnings	555,919	382,226	281,977
Other Comprehensive Income (Loss)	6,965	(7,859)	(3,849)

Comprehensive Income	$562,884	$374,367	$278,128

(C) SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     Revenues from homebuilding projects are recognized as homes are sold and title passes. Real estate sales are recognized when a buyer has made an adequate cash down payment, all significant risks and rewards of ownership have been relinquished and title has transferred to the buyer. Sales revenues related to contractually obligated improvements are deferred until such improvements have been completed. The Partnership recognizes revenues from rentals to tenants under operating leases ratably over the lease terms. Rental revenues are included in Interest and Other Income in the Combining Statements of Operations.

Earnings (Loss) Per Share/Unit

     Earnings (loss) per share/unit is based on the weighted-average number of outstanding shares of Holding common stock of 1,000 and on the weighted-average number of outstanding Class A and Class C Units of 240,591; 223,788 and 70,235 for fiscal 2003, 2002, and 2001 respectively.

Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

Accounts and Notes Receivable

     Accounts receivable primarily consist of accrued rents due from tenants, closed unfunded home sales receivables and accrued reimbursements for costs incurred at a multi-family project. See Note (K), “Commitments and Contingencies,” for further discussion of this project. Non-cancelable minimum rentals (in thousands) from operating leases during the next five fiscal years are: 2004, $12,082; 2005, $12,034; 2006, $11,449; 2007, $11,258; 2008, $11,105; and $61,020 thereafter.

     Notes receivable at March 31, 2003 are due within one year. The weighted-average interest rate at March 31, 2003 was 5.25%.

Inventory Capitalization and Cost Allocation

     Projects under development and held for sale are stated at the lower of cost (including development costs and, where appropriate, capitalized interest and real estate taxes) or fair value less costs to sell. Capitalized costs are included in cost of sales in the combining statements of operations as related revenues are recognized. Interest costs relieved from inventories are included in cost of sales. The Companies review recoverability of their inventories on an individual basis in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment charge of approximately $1.0 million is included in Earnings from Discontinued Operations in fiscal year 2003 to reflect the difference between cost and fair value for a commercial project.

Commercial Properties, net

     Commercial real estate properties are carried at cost, net of accumulated depreciation. Betterments, major renovations and certain costs directly related to the acquisition, improvement and leasing of real estate are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and Improvements	5 to 39 years
Tenant Improvements	Terms of leases

     The cost of commercial real estate properties and accumulated depreciation are summarized below:

	March 31,

	2003	2002

Commercial Properties	$51,944	$36,070
Accumulated Depreciation	(2,154)	(1,352)

	$49,790	$34,718

Deferred Charges and Other

     Deferred charges and other are primarily composed of loan fees, lease commissions, prepaid expenses, deposits and investments.

Property and Equipment, net

     Property and equipment are stated at cost. Major renewals and improvements are capitalized and depreciated. Repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of depreciable assets ranging from three to ten years. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

Goodwill

     Goodwill represents the excess of purchase price over the net assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), goodwill and certain identifiable intangible assets are no longer amortized over their expected lives. Instead, these assets are tested for impairment annually at the reporting unit level using a two-step impairment assessment. See further discussion of goodwill at Note (J), “Goodwill.”

Advertising Costs

     Advertising costs are expensed as incurred. The advertising costs for fiscal 2003, 2002 and 2001 were $5.4 million, $4.3 million and $3.7 million, respectively.

Foreign Currency Exchange Gains or Losses

     The Partnership’s International Home Building operation, whose functional currency is not the U.S. dollar, translates its financial statements into U.S. dollars. Assets and liabilities are translated at the exchange rate in effect as of the financial statement date. Income statement accounts are translated using the average exchange rate for the period. Income statement accounts that represent significant, non-recurring transactions are translated at the rate in effect as of the date of the transaction. Gains and losses resulting from the translation are included in accumulated other comprehensive income as a separate component of partners’ capital.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

     Certain prior year balances have been reclassified to be consistent with the fiscal 2003 presentation.

Combining Statements of Cash Flows — Supplemental Disclosures

	For the Years Ended March 31,

	2003	2002

Cash Paid for Interest	$18,518	$14,605

Net Cash Paid for Taxes	$2,657	$5,591

Issuance of Class C Units in Exchange for Assets	$—	$27,135

	For the Years Ended March 31,

	2003	2002

Total Interest Incurred	$19,256	$14,855
Interest Capitalized	6,711	5,312

Interest Expense	$12,545	$9,543

Recent Accounting Pronouncements

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement was effective for the Companies beginning April 1, 2002.

     Due to the adoption of SFAS 144, the Companies now report assets identified subsequent to March 31, 2002 as held for sale (as defined by SFAS 144), if any, and any such assets sold in the current period, as discontinued operations. All results of these discontinued operations, less applicable income taxes, are included as discontinued operations in the statements of operations. Prior periods are restated for comparative purposes. Land assets, and any other assets sold prior to adoption of SFAS 144, are reported in continuing operations.

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which requires certain guarantees to be recorded at fair value. FIN 45 also requires a guarantor to make certain disclosures about guarantees, including product warranties, even when the likelihood of making any payments under the guarantee is remote. The disclosure requirements of

FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions are applicable only for guarantees issued or modified after December 31, 2002. The implementation of FIN 45 did not have a material impact on our results of operations or financial position.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 are effective for financial statements of interim or annual periods issued after January 31, 2003. FIN 46 applies immediately to variable interest entities created, or in which an enterprise obtains an interest, after January 31, 2003. For certain variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies to interim or annual periods ending after March 15, 2004. As discussed above in Note (B), “Organization,” Centex indirectly holds 100% of the Partnership’s Class A and Class C Units. The manner in which Centex reports its interest in the Partnership may be affected by this interpretation. Centex and the Companies are in the process of assessing the impact FIN 46 will have on their respective financial statements.

(D) ACQUISITION OF FAIRCLOUGH HOMES GROUP LIMITED

     On April 15, 1999, Centex Development Company UK Limited (“CDCUK”), a company incorporated in England and Wales and a wholly-owned subsidiary of the Partnership, closed its acquisition of all of the voting shares of Fairclough Homes Group Limited, a British home builder (“Fairclough”). The purchase price at closing (approximately $219 million) was paid by the delivery of two-year non-interest-bearing promissory notes. A major portion of the promissory notes was secured by a letter of credit obtained by the Partnership from a United Kingdom bank. Additionally, the seller of the voting shares retained non-voting preference shares in Fairclough that entitled it to receive substantially all of the net after-tax earnings of Fairclough until March 31, 2001. During that time period CDCUK also retained the rights to participate in Fairclough’s earnings in excess of certain specified levels. During the period between April 15, 1999 and March 31, 2001, Fairclough’s operations were carried out subject to certain guidelines that were negotiated with the seller in connection with its ownership of the preference shares.

     Because the non-voting preference shares retained by the seller had the characteristics of debt, the preference obligation was reported as interest expense in the financial statements. Subsequent to March 31, 2001, CDCUK redeemed the preference shares for nominal value.

     As of March 31, 2001, the non-interest-bearing promissory notes were repaid in full (less the holdback described below) from a combination of bank borrowings, equity contributions to CDCUK from the Partnership, and a loan to CDCUK from the Partnership. CDCUK retained a $6.9 million holdback relative to CDCUK exercising its right of offset for asserted breaches of representations and warranties by the seller under the share purchase agreement. In fiscal 2002, $1.2 million of this holdback was paid to the seller and $5.7 million was dedicated to fund repair costs and claims arising out of a project completed prior to CDCUK’s acquisition of Fairclough.

     The purchase of Fairclough has been accounted for using the purchase method of accounting, pursuant to which the total cost of the acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values.

(E) PROPERTY AND EQUIPMENT

     Property and equipment cost by major category and accumulated depreciation are summarized below:

	March 31,

	2003	2002

Land, Buildings & Improvements	$1,531	$2,004
Machinery, Equipment & Other	1,874	1,659

	3,405	3,663
Accumulated Depreciation	(1,097)	(451)

	$2,308	$3,212

(F) INVESTMENTS IN CERTAIN JOINT VENTURES

     The Partnership conducts certain operations through its participation in joint ventures in which the Partnership holds less than a majority interest. These non-consolidated joint ventures had total debt outstanding of approximately $35.8 million as of March 31, 2003 and $16.1 million as of March 31, 2002. The Partnership’s liability for the obligations of these non-consolidated joint ventures is limited to approximately $7.5 million as of March 31, 2003.

(G) NOTES PAYABLE

     Non-recourse debt totaled $78.2 million at March 31, 2003. As projects are sold, a portion of the proceeds is restricted for repayment of the note that was secured by the project sold. In addition, the Partnership, through wholly-owned single asset entities, had construction debt outstanding at March 31, 2003 totaling $74.0 million. The Partnership itself has also issued completion and payment guarantees for up to 100% of the construction loan amounts. The note balances and rates in effect, including those classified in Liabilities Related to Assets Held for Sale, were as follows:

		March 31,

		2003	2002

Non-Recourse Debt
Mortgage Notes (2)	7.20% to 8.72%	$46,153	$76,592
Land Notes (3)	8.00% to 9.50%	32,076	62,370

		78,229	138,962

Limited-Recourse
Construction Notes (5)	LIBOR (1) + 2.00% - 2.35% to 7.08%	50,506	40,868

Full-Recourse Debt
Construction Notes (6)	LIBOR (1) + 1.75% - 2.00%	23,461	15,167
Other (4)	LIBOR (1) + 1.00%	69,296	94,129

		92,757	109,296

		$221,492	$289,126

(1)	The 30-day LIBOR rate at March 31, 2003 and 2002 was 1.31% and 1.88%, respectively.

(2)	Secured by assets with an aggregate book value of $53.8 million at March 31, 2003.

(3)	Secured by assets with an aggregate book value of $35.3 million at March 31, 2003.

(4)	As of March 31, 2003, the Partnership has drawn £44.0 million of the £100.0 million availability.

(5)	Secured by assets with an aggregate book value of $63.6 million at March 31, 2003.

(6)	Secured by assets with an aggregate book value of $33.7 million at March 31, 2003.

     Maturities of debt (in thousands) during the next five fiscal years are: 2004, $29,929; 2005, $35,193; 2006, $25,175; 2007, $69,296; 2008, $-; and $61,899 thereafter.

(H) COMPREHENSIVE INCOME

     A summary of comprehensive income for the three-year period ended March 31, 2003 is presented below:

	For the Years Ended March 31,

	2003	2002	2001

Net Earnings	$29,362	$16,982	$4,616
Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation Adjustments	19,270	1,829	(4,100)
Unrealized Gain (Loss) on Hedging Instruments	(854)	388	—

Comprehensive Income	$47,778	$19,199	$516

(I) DERIVATIVES AND HEDGING

     The Partnership is exposed to the risk of interest rate fluctuations on its debt obligations. As part of its strategy to manage the obligations that are subject to changes in interest rates, the Partnership has entered into an interest rate swap agreement, designated as a cash flow hedge, on a portion of its debt. The swap agreement is recorded at its fair value in Other Assets or Accrued Liabilities in the condensed combining balance sheets. To the extent the hedging relationship is effective, fluctuations in the fair value of the derivative are deferred as a component of Accumulated Other Comprehensive Income. Fluctuations in the fair value of the ineffective portion of the derivative would be reflected in the current period earnings. During fiscal 2003, there was no hedge ineffectiveness related to this derivative.

     This swap expires in March 2004. Amounts to be received or paid as a result of the swap agreement are recognized as adjustments to interest incurred on the related debt instrument. As of March 31, 2003, the Accumulated Other Comprehensive Loss was $666 thousand ($466 thousand net of tax). If the cash flow hedge is terminated, the net gain or loss remains in Accumulated Other Comprehensive Income, and is reclassified into earnings in the same periods during which the cash flows on the hedged item affect earnings.

(J) GOODWILL

     Holding and the Partnership adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”) effective April 1, 2001. SFAS No. 142 provides guidance on accounting for intangible assets and eliminates the amortization of goodwill and certain identifiable intangible assets. Under the provisions of SFAS No. 142, intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually at the reporting unit level using a two-step impairment assessment. Impairment testing must be performed more frequently if events or changes in circumstances indicate that the asset might be impaired. Holding and the Partnership tested for potential impairment, both upon adoption of SFAS No. 142 and annually as of January 1, 2002, by determining whether the carrying amount of a reporting unit exceeds its fair value. Holding and the Partnership had no impairment of goodwill in fiscal 2003. Identifiable intangible assets, other than goodwill, are immaterial. The Partnership’s International Home Building segment carries all of the Partnership’s goodwill, which arose from the April 15, 1999 acquisition of all of the voting shares of Fairclough. The carrying amount of goodwill was $30.7 million and $27.8 million at March 31, 2003 and 2002, respectively. The increase in fiscal 2003 reflects the impact of foreign currency translation adjustments.

     For fiscal 2001, net earnings excluding goodwill amortization and earnings per unit excluding such amortization expense are as follows:

March 31,

2001

Reported Net Earnings Allocable to Limited Partner	$5,362
Goodwill Amortization	1,750

Adjusted Net Earnings	$7,112

Net Earnings (Loss) Per Unit:
Reported Net Earnings	$76.34
Goodwill Amortization	24.92

Adjusted Net Earnings	$101.26

(K) COMMITMENTS AND CONTINGENCIES

     As of March 31, 2003, the Partnership had remaining commitments of approximately $10.2 million on construction contracts.

     To obtain construction financing for projects being developed by its subsidiaries, the Partnership is often required to guarantee, for the benefit of the construction lender, the completion of the project. In some instances, the Partnership has also executed recourse payment guarantees. At March 31, 2003, our subsidiaries had outstanding letters of credit of $3.9 million that primarily relate to development obligations of Multi-Family Communities.

     Subsidiaries of the Partnership have also obtained demand notes or letters of credit from Centex for up to 10% of the construction loan commitment amount. These demand notes or letters of credit have been pledged or endorsed to the lenders as additional collateral on the construction loans and may be called only in the event of an uncured default by the Partnership. This additional collateral totals approximately $1.1 million as of March 31, 2003.

     A subsidiary of the Partnership has agreed to develop a mixed-use project in Saint Paul, Minnesota consisting of various types of residential housing and ancillary retail space. The subsidiary has performed a significant portion of the infrastructure work and has sold several of the development sites to reputable home builders (including a 1.5 acre site to Centex Homes) pursuant to contracts that obligate the purchasers to fulfill certain of the seller’s development obligations at the project. The subsidiary of the Partnership (as the seller) retains the right to repurchase the site if the purchaser fails to commence the performance of such obligations. Ultimately, the Partnership’s subsidiary remains responsible for the development of the project.

     The subsidiary anticipates that the costs expended for infrastructure work will be reimbursed from the proceeds of a bond offering by a special taxing district established to aid in the development of the project. These costs will be reimbursed over time as improvements at the project generate property taxes sufficient to fund debt service on the bonds. A receivable of approximately $13.9 million is included in Other Receivables in the accompanying Combining Balance Sheets. The subsidiary has deferred recognition of this income as of March 31, 2003 as improvements to the project that will generate property taxes have just begun.

     In the normal course of its business, the Partnership issues certain representations, warranties and guarantees related to its home sales, land sales and building sales that may be affected by the Financial Accounting Standards Board’s recent issuance of FIN 45. Based on historical evidence, the Partnership does not believe that any of these representations, warranties or guarantees would result in a material effect on our consolidated financial condition or operations. See further discussion on our warranty liability below. See further discussion of FIN 45 in Note (C), “Significant Accounting Policies.”

     International Home Building offers a ten-year limited warranty for most homes constructed and sold in the United Kingdom. The warranty covers defects in materials or workmanship in various components of the home for the first two years and designated structural elements of the home in the third through tenth years. International Home Building estimates the costs that may be incurred under its warranty program for which it will be responsible and records a liability at the time each home is closed. Factors that affect International Home Building’s warranty liability include the number of homes closed, historical and anticipated rates of warranty claims and cost per claim. International Home Building periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary.

     Changes in International Home Building’s contractual warranty liability during the period are as follows:

Balance as of March 31, 2002	$2,279
Warranties Issued	5,323
Settlements Made	(4,212)

Balance as of March 31, 2003	$3,390

     Benefits are provided to eligible employees of the Partnership and certain subsidiaries under various profit sharing plans. The aggregate cost of these plans to the Partnership was $1.2 million in fiscal 2003, $1.0 million in fiscal 2002 and $0.8 million in fiscal 2001. The employees’ rights to employer contributions to these plans vest over a period of up to seven years.

(L) BUSINESS SEGMENTS

     The Companies operate in four principal business segments: International Home Building, Commercial Development, Multi-Family Communities and Corporate-Other. All of the segments, except for International Home Building, operate in the United States. International Home Building’s accounting policies are the same as those described in the summary of significant accounting policies. Segment information is presented after the elimination of all inter-segment transactions and balances.

     International Home Building acquires and develops residential properties and constructs single and multi-family housing units in the United Kingdom. Commercial Development develops office, industrial, retail and mixed-use projects, for sale and for investment. Multi-Family Communities develops multi-family projects, which it markets for sale during the development period. Corporate-Other is involved in the acquisition and disposition of land and other assets of the Partnership not identified with another specific business segment.

	For the Year Ended March 31, 2003
	(Dollars in thousands)

	Int'l Home	Commercial	Multi-Family	Corporate-
	Building	Development	Communities	Other	Total

Revenues	$375,624	$23,817	$6,171	$36,491	$442,103
Cost of Sales	(319,322)	(8,334)	(4,703)	(32,882)	(365,241)
Selling, General & Administrative Expenses	(33,372)	(7,958)	(2,982)	(3,726)	(48,038)
Interest Expense	(2,538)	(2,282)	—	(2,364)	(7,184)

Earnings (Loss) from Continuing Operations Before Income Taxes	20,392	5,243	(1,514)	(2,481)	21,640
Earnings from Discontinued Operations Before Income Tax	—	10,171	1,743	—	11,914

Earnings (Loss) Before Income Tax	$20,392	$15,414	$229	$(2,481)	$33,554

Identifiable Assets	$396,428	$126,855	$65,389	$52,012	$640,684
Capital Expenditures	$295	$—	$—	$—	$295

Depreciation & Amortization	$782	$1,087	$28	$23	$1,920
Revenues from Discontinued Operations	$—	$87,359	$25,200	$—	$112,559

     Effective April 1, 2003, the operations of Multi-Family Communities were restructured. Due to the risks associated with an extended development time frame and significant capital requirements, these operations have been restructured to focus on leasing and disposition of current projects rather than new development.

     The responsibilities for day-to-day operations, including the completion, leasing and sale of remaining projects have been assumed by personnel within the Corporate-Other segment. The future operations of remaining projects will be reflected in the Corporate-Other segment. A restructuring charge of approximately $0.6 million is included in Multi-Family Communities’ selling, general and administrative expenses for the year ended March 31, 2003.

     Pursuant to leases signed over the last several years, a single tenant leases 1,029,000 square feet, or approximately 49%, of the Partnership’s current commercial projects. Fiscal 2003 revenues from this tenant were approximately 30% of total rental revenues from commercial projects.

     Various Centex affiliates lease, pursuant to leases signed over the last several years, an aggregate of 157,000 square feet, or approximately 7%, of the Partnership’s current commercial projects. Various Centex affiliates also leased space in two commercial projects that were sold during fiscal 2003. Fiscal 2003 revenues from these Centex affiliates were approximately 24% of total rental revenues from commercial projects, and approximately 70% of total rental revenues from continuing operations.

	For the Year Ended March 31, 2002
	(Dollars in thousands)

	Int'l Home	Commercial	Multi-Family	Corporate-
	Building	Development	Communities	Other	Total

Revenues	$290,406	$27,867	$53,944	$2,812	$375,029
Cost of Sales	(251,010)	(16,750)	(46,866)	(1,209)	(315,835)
Selling, General & Administrative Expenses	(25,135)	(6,233)	(3,917)	(2,013)	(37,298)
Interest Expense	(1,947)	(2,258)	(6)	(835)	(5,046)

Earnings (Loss) from Continuing Operations Before Income Tax	12,314	2,626	3,155	(1,245)	16,850
Earnings from Discontinued Operations Before Income Tax	—	1,889	—	—	1,889

Earnings (Loss) Before Income Tax	$12,314	$4,515	$3,155	$(1,245)	$18,739

Identifiable Assets	$382,903	$179,270	$28,725	$77,538	$668,436
Capital Expenditures	$185	$—	$24	$27	$236

Depreciation & Amortization	$540	$942	$28	$2	$1,512
Revenues from Discontinued Operations	$—	$11,601	$—	$—	$11,601

	For the Year Ended March 31, 2001
	(Dollars in thousands)

		Domestic
	Int'l Home	Home	Commercial	Multi-Family	Corporate-
	Building	Building	Development	Communities	Other	Total

Revenues	$252,487	$30,304	$27,442	$1,664	$21,774	$333,671
Cost of Sales	(222,634)	(24,002)	(18,398)	—	(20,578)	(285,612)
Selling, General & Administrative Expenses	(22,085)	(3,461)	(5,252)	(2,399)	(1,047)	(34,244)
Interest Expense	(7,802)	—	(1,924)	—	—	(9,726)

Earnings (Loss) from Continuing Operations Before Income Tax	(34)	2,841	1,868	(735)	149	4,089
Earnings from Discontinued Operations Before Income Tax	—	—	285	—	—	285

Earnings (Loss) Before Income Tax	$(34)	$2,841	$2,153	$(735)	$149	$4,374

Identifiable Assets	$295,885	$—	$127,109	$50,783	$10,873	$484,650
Capital Expenditures	$629	$4	$—	$—	$—	$633

Depreciation & Amortization	$2,678	$45	$794	$41	$—	$3,558
Revenues from Discontinued Operations	$—	$—	$5,646	$—	$—	$5,646

     In March 2001, the Partnership sold its Domestic Home Building segment to Centex Homes for total consideration of $21.1 million representing book value, which also approximated market value. The financial results from the sale of this segment are included in Corporate-Other. Domestic Home Building accounted for 8.9% of revenues and 65.0% of operating earnings in fiscal 2001.

(M) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires companies to disclose the estimated fair value of their financial instrument assets and liabilities. The estimated fair values shown below have been determined using current quoted market prices where available and, where necessary, estimates based on present value methodology suitable for each category of financial instruments. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. All assets and liabilities that are not considered financial instruments have been valued using historical cost accounting.

     The consolidated carrying values of Cash and Cash Equivalents, Other Receivables, Accounts Payable and Accrued Liabilities and other variable-rate debt approximate their fair values. The carrying values and estimated fair values of other financial liabilities were as follows:

	March 31,

	2003			2002

	Carrying	Fair		Carrying	Fair
	Value	Value		Value	Value

Financial Liabilities Fixed-Rate Debt	$93,975	$99,793	(1)	$152,616	$153,815	(1)

(1)	Fair values are based on a present value discounted cash flow with the discount rate approximating current market for similar instruments.

(N) STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

Equity Securities

     The partnership agreement governing the Partnership (the “Partnership Agreement”) contemplates the issuance of three classes of limited partnership units: Class A Units, Class B Units and Class C Units. Under the Partnership Agreement, holders of Class C Units are entitled to substantially the same rights as holders of Class A Units in connection with matters in common, such as voting, allocations and distributions. During fiscal 2002, 27,135 Class C Units were issued in exchange for cash and other assets with a fair market value of $27.1 million. At March 31, 2003, there were 32,260 Class A Units and 208,330 Class C Units outstanding.

     No Class B Units are issued and outstanding. However, warrants to purchase approximately 80% of the Class B Units were issued to Centex stockholders and are held by a nominee on their behalf. These warrants will detach and trade separately from Centex common stock on the earlier of Payout (as defined below) or November 30, 2007, the scheduled detachment date.

Preferred Return

     The Partnership Agreement provides that the holders of the Class A Units and Class C Units are entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of their Unrecovered Capital. Preference payments in arrears at March 31, 2003 amounted to $42.0 million, and Unrecovered Capital for the holders of Class A Units and Class C Units at March 31, 2003 totaled $32.8 million, and $208.3 million, respectively.

Allocation of Profits and Losses

     As provided in the Partnership Agreement, prior to Payout (as defined below), net income of the Partnership is to be allocated to the partners in the following order of priority:

[i]	To the holders of Class A Units and Class C Units to the extent of the cumulative preferred return.

[ii]	To the partners to the extent and in the same ratio that cumulative net losses were allocated.

[iii]	To the partners in accordance with their percentage interests. Currently, this would be a combined 20% to the holders of Class A Units and Class C Units and 80% to the general partner.

     After Payout, the percentage interests will change to a combined 99% to the limited partners and 1% to the general partner. Thereafter, all loss allocations and allocations of net income will be made to the partners in accordance with their modified percentage interests.

Distributions

     Distributions of cash or other property are to be made at the discretion of the general partner and are to be distributed in the following order of priority:

[i]	Prior to the time at which the Class A and Class C limited partners have received aggregate distributions equal to their original capital contribution (“Payout”), distributions of cash or other property shall be made as follows:

[a]	To the Class A and Class C limited partners with respect to their cumulative preferred return, then

[b]	To the partners in an amount equal to the maximum marginal corporate tax rate times the amount of taxable income allocated to the partners then

[c]	To the Class A and Class C limited partners until their Unrecovered Capital is reduced to zero.

[ii]	After Payout, distributions of cash will be made to the partners in accordance with their modified percentage interests.

Warrants

     In November 1987, Centex acquired from the Partnership 100 warrants to purchase Class B Units in the Partnership at an exercise price of $500 per Class B Unit, and Centex acquired from Holding 100 warrants to purchase shares of Holding common stock at an exercise price of $800 per share. These warrants are subject to future adjustment to provide the holders of options to purchase Centex common stock with the opportunity to acquire Class B Units and shares of Holding. These warrants will generally become exercisable upon the detachment of the tandem-traded securities from Centex common stock.

(O) RELATED PARTY TRANSACTIONS

Services Agreements

     The Partnership has a services agreement with Holding whereby Holding provides certain executive and managerial services and tax, accounting and other similar services to the Partnership. The agreement was amended and restated effective April 1, 2001 to decrease the quarterly fee to $50 thousand. Effective October 1, 2001, the quarterly fee was further decreased to $12.5 thousand. In addition to the $50 thousand in service fees paid during fiscal 2003, the Partnership paid $0.1 million and $1.0 million to Holding during fiscal 2003 and 2001, respectively.

     Holding has a services agreement with Centex Service Company (“Centex Service”), a wholly-owned subsidiary of Centex, whereby Centex Service provides certain tax, accounting, administrative and other similar services for Holding. In conjunction with the employment by the Partnership of employees previously employed by Centex Service, the agreement was amended and restated effective April 1, 2001 to decrease the quarterly fee to $50 thousand. Effective October 1, 2001, the quarterly fee was further decreased to $12.5 thousand to reflect employment by the Partnership of certain additional employees previously employed by Centex Service. Fees of $50 thousand, $125 thousand and $1.0 million in fiscal 2003, 2002 and 2001 paid by Holding to Centex Service under this agreement are reflected as administrative expenses in the accompanying combining financial statements.

Sales and Purchases

     Partnership revenues include sales to Centex Homes of $34.5 million, $1.7 million and $21.1 million (from the sale of the Partnership’s Domestic Home Building operation) during fiscal 2003, 2002 and 2001, respectively.

     During fiscal 2003, Centex Homes purchased a 1.5 acre site in Saint Paul, Minnesota from a subsidiary of the Partnership for cash consideration of $1.6 million. During fiscal 2002, Centex Homes purchased a 12-acre site in Lewisville, Texas, from subsidiaries of Holding and the Partnership for cash consideration of $1.25 million. Centex Homes will pay additional consideration to the subsidiaries in the form of a participation in profits above certain gross margin threshold levels on townhome sales.

     At March 31, 2003 and March 31, 2002, Centex Homes had $7.2 million and $9.1 million deposited with the Partnership as option deposits for the purchase of land. Centex Homes also entered into agreements to reimburse the Partnership for certain costs and fees incurred by the Partnership in the purchase and ownership of these tracts of land. During the year ended March 31, 2003, Centex Homes paid $3.5 million to the Partnership in fees and reimbursements pursuant to these agreements and $32.9 million for the purchase of residential lots. Centex Homes expects to pay an additional $31.6 million to the Partnership to complete the purchase of these tracts of land over the next three years.

Other

     The Partnership has entered into a management agreement with Centex Homes whereby the Partnership provides certain services to Centex Homes for the operation, management, development and sale of its commercial real estate portfolio. The management agreement, which was entered into effective April 1, 2001, provides for the reimbursement of a portion of the expenditures incurred by the Partnership (including overhead expenses) with respect to the properties. The management agreement further provides for the payment of additional amounts to the Partnership based upon its performance of services under the management agreement. Collectively, such payments amounted to approximately $3.5 million and $4.2 million during fiscal 2003 and 2002, respectively.

     The Partnership has entered into a management agreement with Centex Homes whereby Centex Homes provides management and oversight services for the Partnership’s investment in Fairclough. The Partnership pays Centex Homes an annual fee of $10 thousand and reimburses Centex Homes for its direct expenses associated with its management and oversight.

     Centex performs cash management services for the Partnership. Excess funds generated by the Partnership are transferred to Centex on a daily basis, and funds required by the Partnership are advanced by Centex to the Partnership as necessary. Advances to or from Centex bear interest at the one-month LIBOR rate plus 25 basis points, computed on the daily outstanding borrowings or advances.

     During fiscal 2003 and 2002, in connection with third-party construction and permanent loans made to the Partnership’s operating subsidiaries and in connection with the acquisition and sale of properties, the Partnership paid an aggregate of $244 thousand and $412 thousand, respectively, in title insurance premiums and escrow fees to Centex title insurance subsidiaries.

     In the last two years, Construction Services has executed contracts with the Partnership for the construction of two industrial facilities. At March 31, 2003, all contracts were completed. At March 31, 2002, the total value of such contracts was $15.0 million, of which $5.3 million was unpaid. During the year ended March 31, 2003, the Partnership paid $5.3 million to Construction Services pursuant to these contracts.

     During fiscal 2003, the Partnership paid $65 thousand to a Centex affiliate for marketing services provided to the Partnership by an employee of such affiliate.

     A subsidiary of the Partnership has leased approximately 157,450 square feet, or 72% of leasable space, in the Citymark office building in Dallas, Texas to Centex Service and other Centex affiliates.

     Under the Partnership Agreement, Class C Units may be issued in exchange for assets acquired and capital received from a limited partner or from an entity that is to be admitted as a limited partner. Centex Homes is currently the sole limited partner of the Partnership.

     The Partnership Agreement provides that the holders of Class A Units and Class C Units are entitled to a cumulative preferred return of 9% per annum on the average outstanding balance of their Unrecovered Capital. As noted above, Centex Homes is currently the sole limited partner of the Partnership and the sole holder of all outstanding Class A Units and Class C Units. At March 31, 2003, unpaid preference accruals totaled $42.0 million, and Unrecovered Capital for Class A Units and Class C Units totaled $32.8 million and $208.3 million, respectively. The Partnership made a preference payment of $21.1 million on March 31, 2003.

(P) INCOME TAXES

     The components of the total provision (benefit) for income taxes at March 31 are as follows:

	For the Years Ended March 31,

	2003	2002	2001

Current Provision (Benefit):
Federal	$—	$—	$(3,600)
State	—	—	—
Foreign	2,935	3,019	3,358

Total Current Provision (Benefit)	2,935	3,019	(242)

Deferred Provision (Benefit):
Federal	—	—	—
State	—	—	—
Foreign	1,257	(1,262)	—

Total Deferred Provision (Benefit)	1,257	(1,262)	—

Total Income Tax Provision (Benefit)	$4,192	$1,757	$(242)

     The effective tax rate differs from the federal statutory rate of 35% in fiscal 2003, 2002 and 2001 due to the following items:

	For the Years Ended March 31,

	2003	2002	2001

Financial Income Before Taxes	$33,554	$18,739	$4,374

Income Taxes at Statutory Rate	$11,744	$6,559	$1,531
(Decreases) Increases in Tax Resulting from -
Benefit of Pass-through Status of Partnership	(6,820)	(5,918)	(1,765)
Preferred Share Distributions	—	1,609	2,731
Goodwill Amortization	—	—	613
Tax Allocation Agreement Payments	—	—	(3,600)
Other	(732)	(493)	248

Provision (Benefit) for Income Taxes	$4,192	$1,757	$(242)

Effective Tax Rate	12.49%	9.38%	(5.53%)

     The Company’s deferred tax assets and liabilities as of March 31 are as follows:

	March 31,

	2003	2002

Deferred Tax Assets
Accrued Interest	$1,738	$1,738
Other	—	215
Swap Agreement Market Adjustments	200	—
Net Operating Loss Carryforwards	682	717

Total Deferred Tax Assets	2,620	2,670
Valuation Allowance	(682)	(717)

Net Deferred Tax Assets	1,938	1,953

Deferred Tax Liabilities
Other	(664)	—
Interest Expensed as Incurred	(1,069)	(691)
Swap Agreement Market Adjustments	—	(166)

Total Deferred Tax Liabilities	(1,733)	(857)

Net Deferred Tax Assets	$205	$1,096

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     At March 31, 2003, Holding had net operating loss carryforwards of $1.9 million. If unused, the loss carryforwards will expire in fiscal years 2019 through 2020. Holding has recorded a valuation allowance, valuing the deferred tax asset at zero.

     Holding joins with its subsidiaries in filing consolidated income tax returns. The taxable income of the Partnership has been allocated to the holders of the Class A and Class C Units. Accordingly, no tax provision for the Partnership earnings is shown in the combining financial statements other than a payment of $3.6 million from Centex in fiscal 2001 under the terms of a Tax Liability Allocation Agreement.

     As of March 31, 2003, the Partnership has not provided for withholding or U.S. Federal Income Taxes on the accumulated undistributed earnings of its foreign subsidiaries as they are considered by management to be permanently reinvested. Determination of the deferred income tax liability on these unremitted earnings is not practicable as such liability, if any, may be allocated to the holders of the Class A and Class C Units, and is dependent on circumstances existing when remittance occurs.

(Q) SUBSEQUENT EVENTS

Proposed Merger

     On November 18, 2003, Centex, Holding and the Partnership, disclosed that Centex will seek stockholder approval to terminate the Nominee Agreement dated November 30, 1987, as amended (the “Nominee Agreement”), pursuant to which the beneficial interest in the Holding common stock and the warrants to purchase Class B Units of limited partnership interest in the Partnership trade in tandem with the Centex common stock. Holding is seeking stockholder approval of a series of transactions by which Holding and the Partnership will become subsidiaries of Centex (the “Transaction”), which would constitute approval of the Agreements and Plans of Merger for both the Holding Merger (as defined below) and the Partnership Merger (as defined below).

     Centex and Holding also announced that in connection with the Transaction, Centex and its wholly-owned subsidiary, 3333 Acquisition Corporation, entered into an Agreement and Plan of Merger with Holding on November 17, 2003 pursuant to which 3333 Acquisition Corporation will merge with and into

Holding, with Holding being the surviving entity and a subsidiary of Centex (the “Holding Merger”). Pursuant to the Holding Merger, the Holding common stock will be cancelled and payment will be made to the holders of the beneficial interests in the Holding common stock of an amount equal to $.01 per share of Centex common stock.

     Centex and the Partnership also announced that Centex and an indirect, wholly-owned partnership subsidiary, Centex Development Acquisition, L.P., entered into an Agreement and Plan of Merger with the Partnership on November 17, 2003 pursuant to which Centex Development Acquisition, L.P. will merge with and into the Partnership, with the Partnership being the surviving entity and an indirect subsidiary of Centex (the “Partnership Merger”). Pursuant to the Partnership Merger, the warrants to purchase Class B Units of limited partnership interests in the Partnership owned by Centex Stockholders will be cancelled and payment will be made to the holders of the beneficial interests in the warrants (other than those held by Centex) of an amount equal to $.01 per share of Centex common stock.

     Centex, Holding and the Partnership also announced that in connection with the Transaction, they and the Nominee entered into an Amendment to Nominee Agreement on November 17, 2003, which will allow them, subject to the affirmative vote of the stockholders of Centex and completion of the Holding Merger and Partnership Merger, to terminate the Nominee Agreement on the closing of the Transaction without a distribution of the beneficial interests in the Holding common stock or the warrants to purchase Class B Units of limited partnership interest in the Partnership.

Subsequent Property Dispositions

      For the period from April 1, 2003 through September 30, 2003, the Partnership sold or identified certain properties that will be sold. Pursuant to Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”, operations of such properties are required to be reported as discontinued operations. Accordingly, Holding and the Partnership have amended their combined financial statements as of March 31, 2003 previously filed in a Joint Annual Report on Form 10-K and all prior periods presented to reflect the reclassification of such discontinued operations.

Report of Independent Auditors

TO THE BOARD OF DIRECTORS OF 3333 HOLDING CORPORATION:

     We have audited the accompanying combining balance sheets of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. and subsidiaries as of March 31, 2003 and 2002, and the related combining statements of operations, cash flows, and stockholders’ equity and partners’ capital for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial positions of 3333 Holding Corporation and subsidiary and Centex Development Company, L.P. and subsidiaries as of March 31, 2003 and 2002, and the individual and combined results of their operations and their cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Dallas, Texas

May 14, 2003,
except for Note (Q) as to which the date is
December 22, 2003

Quarterly Results (Unaudited)
(Dollars in thousands, except per share/unit data)

	For the Years Ended March 31,

	2003	2002	2003	2002	2003	2002

			Centex Development		3333 Holding
			Company, L.P. and		Corporation and
	Combined		Subsidiaries		Subsidiary

First Quarter
Revenues from Continuing Operations	$85,563	$81,412	$85,538	$80,802	$88	$660
Earnings (Loss) Before Taxes	$(773)	$3,366	$(785)	$2,790	$12	$576
Net Earnings (Loss)	$(303)	$3,075	$(315)	$2,499	$12	$576
Earnings (Loss) Per Unit/Share			$(1.31)	$11.70	$12	$576
Average Units Outstanding			240,591	213,504	—	—
Average Shares Outstanding			—	—	1,000	1,000

Second Quarter
Revenues from Continuing Operations	$101,650	$83,634	$101,625	$83,634	$87	$50
Earnings (Loss) Before Taxes	$4,386	$3,800	$4,354	$3,837	$32	$(37)
Net Earnings (Loss)	$3,607	$3,382	$3,575	$3,419	$32	$(37)
Earnings (Loss) Per Unit/Share			$14.86	$15.63	$32	$(37)
Average Units Outstanding			240,591	218,785	—	—
Average Shares Outstanding			—	—	1,000	1,000

Third Quarter
Revenues from Continuing Operations	$103,772	$92,777	$103,747	$91,952	$87	$838
Earnings Before Taxes	$14,303	$5,774	$14,288	$4,988	$15	$786
Net Earnings	$13,116	$5,538	$13,101	$4,778	$15	$760
Earnings Per Unit/Share			$54.45	$20.84	$15	$760
Average Units Outstanding			240,591	229,277	—	—
Average Shares Outstanding			—	—	1,000	1,000

Fourth Quarter
Revenues from Continuing Operations	$151,118	$117,206	$151,068	$117,156	$88	$63
Earnings Before Taxes	$15,638	$5,799	$15,598	$5,787	$40	$12
Net Earnings	$12,942	$4,987	$12,902	$4,949	$40	$38
Earnings Per Unit/Share			$53.63	$21.18	$40	$38
Average Units Outstanding			240,591	233,689	—	—
Average Shares Outstanding			—	—	1,000	1,000

     Note that prior period amounts have been restated, where appropriate, to reflect the impact of reclassification of operating components currently classified as discontinued operations.

      As discussed in Note (Q) - Subsequent Events, Subsequent Property Dispositions, through September 30, 2003 the Partnership sold or identified certain properties that will be sold. The following selected quarterly data for the quarter ended June 30, 2003 has been restated to reflect the reclassification of such property sales as discontinued operations.

		Centex Development	3333 Holding
		Company, L.P. and	Corporation
First Quarter Fiscal 2004	Combined	Subsidiaries	and Subsidiary

Revenues from Continuing Operations	$103,024	$103,011	$38
Earnings (Loss) Before Taxes	$4,458	$4,482	$(24)
Net Earnings (Loss)	$3,413	$3,437	$(24)
Earnings (Loss) Per Unit/Share		$14.29	$(24)
Average Units Outstanding		240,591	—
Average Shares Outstanding		—	1,000